Exhibit 10.63a

1st AMENDMENT TO THE LEKSELL GAMMA KNIFE PERFEXION PURCHASED

SERVICES AGREEMENT

This 1ST AMENDMENT TO THE LEKSELL GAMMA KNIFE PERFEXION PURCHASED SERVICES AGREEMENT ("Amendment") is effective as of October 10, 2011, by and between Jacksonville GK Equipment, LLC ("JGKE") and St. Vincent's Medical Center, Inc ("Medical Center").

RECITALS

WHEREAS, JGKE and Medical Center entered into that certain Leksell Gamma Knife Perfexion Purchased Services Agreement dated August 5, 2011 (the "Agreement"); and

WHEREAS, under Section 6 of the Agreement, Medical Center agreed, at its cost, to prepare, construct and improve the Site and install the Equipment provided, however, such cost would not exceed * (the "Cap"); and

WHEREAS, the cost to prepare, construct and improve the Site and install the Equipment exceeded the Cap by *; and

WHEREAS, JGKE agrees to pay the *; and

WHEREAS, for both equitable and regulatory compliance purposes the parties desire to Amend the Purchased Services Payment percentages pursuant to the existing methodology to take into account JGKE' s contribution of the additional * to the program.

NOW, THEREFORE, JGKE and Medical Center agree as follows:

1.	JGKE shall contribute * to the preparation, construction and improvement of the Site and installation of the Equipment.

2.	Schedule 1 of the Agreement is hereby deleted and replaced with the attached Schedule 1.

3.	All capitalized terms that are not specifically defined in this Amendment are defined in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date indicated below.

Jacksonville GK Equipment, LLC	St. Vincent’s Medical Center, Inc.

By: /s/ Ernest A. Bates, M.D.	By: /s/ Moody Chisholm
Ernest A. Bates, Manager	President & CEO
Date: 11/15/11	Date: 11/15/11

Schedule 1

The Purchased Service Payment percentage and pro-rata share for capital expenditures are as follows:

Purchased Service Payment	Pro-rata Share for
Percentage	Capital Expenditures

*	Medical Center = *

JGKE = *